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                                                                    EXHIBIT 99.1

For Immediate Release

                    Times Mirror Announces Strategic Actions

     LOS ANGELES, CALIFORNIA, September 3, 1999 -- The Times Mirror Company announced today a series of strategic actions, including the completion of a transaction that significantly changes the capitalization of the company. The combined effect of these actions will be to clearly focus the company on its core strengths in newspapers, its Jeppesen Sanderson flight information subsidiary, and magazines, and to improve its capital structure by effectively retiring preferred stock and accelerating share retirement.

     The strategic actions include:

     - A decision to sell AchieveGlobal, a professional training company; Allen Communication, an interactive software and training courseware developer; and StayWell, a health improvement information company. Times Mirror will now concentrate its professional information resources on the expansion of Jeppesen Sanderson, one of its most profitable companies.

     - A decision to sell the properties of The Sporting News, including sportingnews.com, one of the major sports sites on the Internet. Times Mirror has concluded that The Sporting News must now compete in an environment in which sports-related print, television and Internet properties are increasingly linked together under common ownership. The sale will allow Times Mirror Magazines to focus resources on its 19 other magazines.

     - Completion of a transaction with Times Mirror's largest shareholders, the Chandler Trusts, in which Times Mirror, including its affiliates, and the Chandler Trusts each contributed assets worth $1.235 billion to TMCT II, LLC ("TMCT"), a limited liability company formed by the Company and the Trusts. The transaction will, for financial reporting purposes, reduce the Company's outstanding common stock by approximately



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          12.4 million shares, and reduce the Company's outstanding Series C preferred stock by approximately 501,000 shares. These reductions will result in a decrease, for financial reporting purposes, in preferred dividend requirements by 63 percent from $21.7 million to $8.1 million annually.

          "The anticipated sales will result in a highly focused company building on our core strengths in newspapers, Jeppesen Sanderson, and magazines," said Mark H. Willes, Times Mirror chairman, president and chief executive officer. "The anticipated cumulative effect of all these actions, and in particular, the accelerated share retirement for financial reporting purposes, will be an increase in next year's earnings per share growth rate to the mid-teen levels. We expect earnings per share growth will return to a normalized rate in 2001."

          "Over the past four years, we have focused on reinventing Times Mirror to significantly improve our financial performance and have divested companies that were not strategically aligned with our core businesses. At the same time, we have invested about $580 million in new businesses to strengthen and grow our core base. After these transactions, we will have substantial capacity and cash flow to seek out growth opportunities and continue to invest in our businesses.

          "This second transaction with the Chandler Trusts accomplishes several important objectives. The main objective, similar to the first transaction completed in 1997, is to maximize the benefits of our stock purchase plan in a manner that will not reduce the float and liquidity for our public shareholders, and will not indirectly increase the voting or ownership interests of the Chandler Trusts. This transaction allows the company to retire, for financial reporting purposes, a portion of the company stock held by the Trusts. Since we initiated our active stock purchase program, a total of $2.3 billion has been transferred to public shareholders via common share purchases and we have, for financial reporting purposes, retired common and preferred shares valued at $1.4 billion in the two transactions with the Chandler Family, maintaining our historic balance of public and family ownership."

          The company also announced that Thomas Unterman, Times Mirror executive vice president and chief financial officer, will become a principal of the general partner of TMCT Ventures, an investment fund partnership created to invest up to $500 million of the contributed funds in private



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equity transactions. Unterman will continue as Times Mirror's CFO until the end of 1999, and will have a continuing advisory relationship with Times Mirror thereafter, advising the company on financial, tax and other corporate issues.

          "Tom has made invaluable contributions to Times Mirror," said Willes. "He has played a key role in the reinvention of the company over these past few years and we are delighted that we will continue to have the benefit of his counsel in key areas. At the same time we recognize that his role as general partner of TMCT Ventures presents a unique opportunity to apply his exceptional talents to benefit both Times Mirror and the Chandler Trusts."

Focus on Jeppesen Sanderson

          "Jeppesen Sanderson is the leader in aviation information worldwide and its performance in the first half of 1999 has been outstanding. Our investments in new services and technologies over the past four years are paying off, with operating profit margin expansion and overall growth," said Willes. "While we believe that AchieveGlobal, Allen Communication and StayWell have good future growth opportunities, we decided that the time was right to sell these businesses to allow us to focus our professional information resources entirely on Jeppesen, which is growing at double digit rates and provides the greatest opportunities in the future," said Willes.

          Times Mirror said that the commercial aviation market has once again entered a growth period. Since 1989, worldwide passenger traffic has increased a total of 69 percent and air freight traffic a total of 84 percent.

          Several factors are contributing to Jeppesen's strong growth in 1999:

     - Traditional charting services -- Jeppesen's core product line -- is outpacing the growth in this dynamic industry. Commercial airlines, corporate and general aviation services are all contributing to the increased demand.

     - Data management services and document management services are performing well.

     - New product launches in software technologies, FlitePro software and Flite Simulator, have been successful.



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          Jeppesen's products and services include print and electronic flight information services, consisting of computerized flight planning, aviation information management, weather and navigation data, maintenance information, pilot training systems and supplies. Jeppesen provides services to all U.S. airlines and the majority of airlines worldwide. Headquartered in Englewood, Colorado, Jeppesen was founded in 1934 by Captain Elrey B. Jeppesen, one of the nation's first air mail pilots, and was acquired by Times Mirror in 1961. Jeppesen employs about 1270 people with offices in the U.S. and around the world, including the United Kingdom, Germany, Australia and China.

Transaction with the Chandler Trusts

          Similar to the 1997 transaction with the Chandler Trusts, the current transaction with the Chandler Trusts involves the formation of TMCT. The Chandler Trusts contributed to TMCT a total of approximately 9.3 million shares of Series A Common Stock, and 6.2 million shares of Series C Common Stock, 381,000 shares of Series C-1 Preferred, and 245,000 shares of Series C-2 Preferred, valued in the aggregate at $1.235 billion.

          Times Mirror contributed to TMCT preferred interests in the operating partnerships of various unrelated real estate investment trusts, with an aggregate value of approximately $600 million. The preferred units were acquired with proceeds from a new $550 million short-term bank line of credit and $50 million in commercial paper. In addition, a total of $635 million in cash or cash equivalents was contributed to TMCT by Times Mirror and its affiliates, Eagle New Media Investments, LLC, and Eagle Publishing Investments, LLC. All of the cash contributed to TMCT will be used to purchase securities of unrelated issuers, $500 million of which has been earmarked for private equity investments by TMCT Ventures.

          Times Mirror, the Eagle companies and the Chandler Trusts will share in the cash flow, profits and losses from the assets in TMCT in accordance with the allocation provisions set forth in the operating agreement for TMCT.

          As a result of the transaction, of the shares contributed by the Trusts, Times Mirror will effectively have retired, for financial reporting purposes, 80 percent of the Series A and Series C Common Stock, or a total of approximately 12.4 million shares, and 80 percent of the Series C-1 and Series C-2 Preferred Stock, or approximately 501,000 shares.



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          This will reduce the number of common shares outstanding based on the number of shares outstanding as of August 31, 1999, by 17 percent, or 12.4 million for financial reporting purposes. After the transaction, common shares outstanding for financial reporting purposes will be 59.5 million, of which 39.4 million will be Series A Common Stock and 20.1 million will be Series C Common Stock. Prior to the transaction, based on outstanding shares on August 31, 1999, total shares outstanding for financial reporting purposes were 72.0 million, of which 46.9 million were Series A Common Stock and 25.1 million were Series C Common Stock. In addition, for financial reporting purposes, the transaction will effectively eliminate the dividend payments on all the retired shares. Based on the current dividend rate, the transaction will effectively reduce common dividends paid by $9.9 million per year and will effectively reduce preferred dividends paid by $13.6 million per year.

          After giving effect to the transaction, the Chandler Trusts will not directly own any of the Series A Common Stock and will directly own 72 percent of the Series C Common Stock, representing 65 percent of the total voting power on all outstanding shares of common stock.

          A special committee of independent directors reviewed the fairness of this transaction to Times Mirror and unanimously recommended approval of the transaction to the board of directors which unanimously approved it (with the directors affiliated with the Chandler Trusts not participating).

Background on Times Mirror Companies

          AchieveGlobal is a leading skills training and consulting services company, serving more than 450 of the Fortune 500 companies. The company was formed by the merger of Times Mirror's three separate training companies - Kaset International, Learning International and Zenger Miller. AchieveGlobal has a combined 80 years of experience in training and consulting worldwide. Areas of specialization include sales performance, customer service, leadership skills and organizational effectiveness. Headquartered in Tampa, Florida, the company has about 740 employees.

          Allen Communication, acquired in 1994, is one of the largest developers of technology-based custom courseware in the country. Headquartered in Salt Lake City, it employs 130 people.




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          The StayWell Company is a premier provider of integrated health education and behavior change programs serving large employers, managed care organizations, American Red Cross and Canadian Red Cross, among others. StayWell was formed when Times Mirror merged several prominent consumer health businesses, including Mosby Consumer Health and Krames Communications. Headquartered in San Bruno, California, the company employs about 420 people.

          Times Mirror acquired The Sporting News in 1977. Headquartered in St. Louis, The Sporting News is the country's oldest sports publication, debuting in 1886. In 1997, the magazine launched a dramatic redesign to strengthen its position in the highly competitive sports field and has also developed one of the leading sports sites on the Internet. The Sporting News employs 120 people in its print and online operations.

          Times Mirror has retained Goldman Sachs to handle the sale of AchieveGlobal and Allen Communication, Salomon Smith Barney for the sale of StayWell, and Donaldson, Lufkin, Jenrette for the sale of The Sporting News.

Background on Thomas Unterman

          Thomas Unterman, 54, joined Times Mirror in 1992 as vice president and general counsel and was promoted to senior vice president and chief financial officer in 1995 and executive vice president in 1998. He is responsible for the company's finance functions, including accounting, audit, strategic planning, tax and investor relations. In addition, he oversees Times Mirror's legal department, Times Mirror Resource Management Company, and Times Mirror's venture capital investment program. His other responsibilities include coordinating the company's information technology efforts and companywide support for new media endeavors. He also oversees the management of Eagle New Media Investments, LLC and Eagle Publishing Investments, LLC, Times Mirror's affiliates. He is a director of Ticketmaster Online-CitySearch, Big Entertainment, Worldres and Target Media Partners, as well as several charitable and community organizations.

          Prior to joining Times Mirror, Unterman was a partner in the Los Angeles office of Morrison & Foerster where he specialized in corporate and securities law. He began his career with Orrick, Herrington & Sutcliffe, a San Francisco-based law firm, where he was a partner until 1986 when he left to become a partner at Morrison & Foerster.



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          He received his bachelor of arts degree from Princeton University and his law degree from the University of Chicago.

          Times Mirror (TMC -- New York and Pacific Stock exchanges), a Los Angeles-based news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate and Greenwich Time. Jeppesen Sanderson is a leading provider of print and electronic flight information services and Times Mirror Magazines publishes leading consumer magazines, including Field & Stream, Popular Science, GOLF Magazine and Outdoor Life. More information about Times Mirror is available on the company's Web site, www.tm.com.

                                      # # #

Press Information:                                        Investor Information:
Martha H. Goldstein                                       Jean M. Jarvis
(213) 237-3727                                            (213) 237-3955

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Any forward-looking statements contained herein are subject to risk and uncertainty. There can be no assurance that these future results will be achieved. For example, there can be no assurances that the statements contained herein with respect to expected growth in operating profit, earnings per share, aviation markets or the expected sales of businesses, refinancing of amounts borrowed, maintenance of credit ratings, investments in businesses, availability of substantial resources and cash flows, and opportunities for growth will be achieved. Readers are cautioned that the achievement of such expectations, and other aspects of the company's performance, could be adversely affected by a number of factors. Some of these factors are described in Note 8 to the consolidated financial statements included in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.



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